EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-226207, 333-218187, 333-147149, 333-168800, 333-200375, and 333-202027) and Forms S-3 (Nos. 333-225448, 333-180290, 333-202024 and 333-207896) of our reports dated April 1, 2019 included in this Annual Report on Form 10-K of Remark Holdings, Inc. (the "Company") relating to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2018, and the related notes (which report expresses an unqualified opinion and contains an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), and the effectiveness of internal control over financial reporting (which report expresses and adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) for the Company as of December 31, 2018.

/s/ Cherry Bekaert LLP

Atlanta, GA

April 1, 2019